Exhibit 99.(c)(12)

REVISED
February 28, 2005

Mercury Air Group, Inc.

STEPS TO BE TAKEN BY SPECIAL COMMITTEE of Mike Janowiak (Chair) and Angelo Pusateri, Independent Directors of Mercury Air Group, Inc. (“Mercury”), in considering and voting on a reverse/forward stock split in connection with Mercury delisting its common stock from the American Stock Exchange (“AMEX”) and deregistering its common stock under the Securities Exchange Act of 1934 (“Exchange Act”), including the following:

To be Provided by:

Board of Directors	*1.	Establish scope and responsibilities of Special Committee (i.e., should Mercury delist and deregister its common stock by implementing a reverse/forward stock split?)

Special Committee McKinzie	*2.	Confirm independence of Special Committee members and discuss business judgment rule (duties of loyalty and due care)

Preliminary Proxy Statement	3.	Obtain and review management’s summary of Transaction that will reduce the stockholders of record of Mercury’s common stock to less than 300

Special Committee	*4.	Confirm engagement of Bingham McCutchen as Special Committee’s independent counsel

McKinzie Imperial Capital	*5.	Confirm engagement and negotiate terms of engagement of Imperial Capital as financial adviser to Special Committee and Board of Directors to issue a fairness opinion. The opinion shall opine as to the fairness, from a financial point of view, of the amount of cash per share to be paid to holders of fractional shares of Mercury’s common stock (other than members of senior management, CFK Partners and their respective affiliates, as to whom Imperial Capital will no render an opinion). In addition, Imperial Capital (a) will identify public companies who have used a reverse stock split in order to reduce their holders of record to less than 300, and (b) will provide an analysis of trading volume and price fluctuations (i) for an appropriate historical period for Mercury, and (ii) pre and post delisting for companies that have delisted from a major market exchange or NASDAQ and whose shares trade on the Pink Sheets

To be Provided by:

Special Committee	6.	Review Imperial Capital’s studies of companies who have used a reverse stock split to deregister since beginning of 2004, companies who have moved to Pink Sheets since 07/01/04, and premium analysis paid to acquire interests of minority stockholders in small illiquid companies

Imperial Capital Special Committee Carl McKinzie	7.	Review press releases and other desired data on companies who recently have delisted and/or deregistered and the stated reasons therefore

Preliminary Proxy Statement	8.	Enumerate and determinate advantages and disadvantages of delisting/deregistering

Preliminary Proxy Statement	9.	Quantify anticipated cost savings resulting from delisting/deregistration and anticipated cost of engaging in the Transaction

Czyzyk (confirmed At 2/25/05 meeting)	10.	Management to verify that current or proposed outside audit firm will not require SEC or Sarbanes-Oxley standards (e.g., Section 404) as “best practice” in order to render clean opinion on audited financial statements

Preliminary Proxy Statement (also confirmed by Czyzyk at 2/25/05 meeting)	11.	Review proposed plan for corporate governance following the Transaction (e.g., majority of independent directors, independent director approval of related party transactions, continuance of compensation committee and audit committee, etc.) and communications with stockholders (quarterly financial information, audited financial statements, etc.)

Lovett	12.	Review Management’s determination as to whether any necessary approvals or modifications under the Credit Agreement with Bank of America or any other contracts with third parties have been, or need to be, obtained, including requirements to issue financial reports in accordance with SEC requirements

Lovett	13.	Receive confirmation from management that no registration rights exist and ask management to set forth the manner in which outstanding stock options, warrants and convertible preferred stock will be adjusted and shares issued thereunder if exercised or converted

To be Provided by:

Special Committee:	14.	Determine fairness of price to be paid for fractional shares and verify that Transaction, if implemented, would result in fewer than 300 stockholders of record for Mercury’s common stock

McKinzie	15.	Consider litigation risks

Preliminary Proxy Statement	16.	Consider any increase in the percentage ownership of Mercury by significant owners of Mercury’s common stock resulting from the Transaction (e.g., Czyzyk and Kopko)

Preliminary Proxy Statement	17.	Consider the amount and source of funding for payment of fractional shares

Lovett (confirmed At 2/25/05 meeting)	18.	Request management to confirm that employment agreements will not be affected by the Transaction (e.g., change of control provisions) or, if affected, set forth how affected

Special Committee Imperial Capital	19.	Review alternatives other than the proposed transaction

Czyzyk Management	20.	Confirmation from management that a market maker will gather, review and retain certain information about Mercury and file a Form 211 with the NASD OTC Compliance Unit in accordance with SEC Rules 15c2-11 so as to initiate a quotation on the Pink Sheets

Special Committee	21.	After thorough, deliberate and careful consideration of the foregoing and any other material information, the Special Committee should determine whether to recommend the Transaction to Mercury’s full Board of Directors as being in the best interests of Mercury and its stockholders

*completed at meeting of Special Committee on 2/16/05

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